Exhibit 99.1

SUPERIOR	Investor Relations Line:
(818) 902-2701 www.supind.com

Contacts:
Superior Industries
Kerry Shiba
(818) 781-4973
NEWS RELEASE
PondelWilkinson Inc.
Robert Jaffe / Roger Pondel
(310) 279-5980
Investor@pondel.com

Superior Industries Reports Financial Results
For 2014 First Quarter

VAN NUYS, CALIFORNIA - May 2, 2014 -- Superior Industries International, Inc. (NYSE:SUP) today announced net income of $4.8 million, or $0.18 per diluted share, for the first quarter of 2014. This compares with net income of $4.9 million, or $0.18 per diluted share, for the first quarter of 2013.

Net sales for the 2014 first quarter decreased 11 percent to $183.4 million from $206.4 million in the comparable period a year ago. However, the company’s gross profit improved to $15.6 million for the 2014 first quarter from $13.5 million in 2013, while the 2014 first quarter gross profit margin improved to 8.5% of net sales from 6.5% last year.

The decline in net sales reflects an 8% decrease in unit sales for the 2014 first quarter to 2.8 million wheels and a 4% reduction in the average selling price due to a decline in the aluminum component of sales, which largely is passed through to customers. The increase in gross profit and related margin reflects Superior’s generally lower cost structure, specifically in the areas of labor, maintenance and supplies, due in part to improved efficiencies and benefits derived from capital improvements implemented during the past year.

Selling, general and administrative expenses for the 2014 first quarter increased to $7.9 million, or 4% of net sales, from $7.2 million, or 3% of net sales, last year, primarily attributable to $1.1 million of executive severance costs, offset partially by lower headcount-related costs.

Income from operations increased to $7.7 million from $6.3 million a year ago, largely mirroring the gross profit improvement.

The higher tax provision and effective tax rate of 40% in the first quarter of 2014 reflects the impact of 2014 changes in Mexican tax law, limiting the deductibility of tax-exempt fringe benefit costs, the unavailability of federal R&D tax credits and increases in reserves for uncertain tax positions. The first quarter of 2013 benefited from the inclusion of 2012 and 2013 tax credits recognized as a result of the 2013 enactment of the “American Taxpayer Relief Act of 2012”.

At March 30, 2014, working capital was $257.0 million, including cash, cash equivalents and short-term investments of $161.5 million. At December 29, 2013, working capital was $284.8 million, including cash, cash equivalents and short-term investments of $203.1 million. The decline in working capital primarily relates to the construction of a new wheel manufacturing plant in Mexico. Superior has no bank or other interest bearing debt.

The company said that construction of the new manufacturing facility in Mexico continues to progress on schedule, with commercial start-up still expected during the first half of 2015.

On April 30, 2014, Superior announced the appointment of Donald J. Stebbins as president and chief executive officer, effective May 5, 2014, succeeding Steven J. Borick, who retired March 31, 2014. Stebbins also will join Superior’s board of directors, filling a vacancy as Borick steps off the board. Stebbins previously served as chairman and chief executive officer of Visteon Corporation, a publicly traded manufacturer of components for original equipment automotive manufacturers worldwide, and held senior management positions with automotive supplier Lear Corporation.

Conference Call

Superior will host a conference call beginning at 10 a.m. PT (1 p.m. ET) on Friday, May 2, 2014 that will be broadcast on the company's website, www.supind.com. Interested parties are invited to listen to the webcast. In addition, a PowerPoint presentation will be posted on the company's website and referred to during the conference call. The webcast replay will be available at the same Internet address approximately one hour after the conclusion of the conference call and will be archived for approximately one year.

During the conference call, the company's management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its five plants in both the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include BMW, Chrysler, Ford, General Motors, Mitsubishi, Nissan, Subaru, Tesla, Toyota and Volkswagen. For more information, visit www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, without limitation, improved performance and flexibility, improved efficiencies, including lower labor and other cost, productivity from continued investments in existing manufacturing facilities, along with the progress of construction and anticipated completion of a new manufacturing facility in Mexico, and are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports, including the company's Annual Report on Form 10-K for 2013. These factors and risks relate to items including, but not limited to, general automotive industry and market conditions and growth rates, as well as general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(Financial Tables Below)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Income Statements (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended

	March 30, 2014	March 31, 2013
Net Sales	$183,390	$206,441

Cost of Sales	167,754	192,923
Gross Profit	15,636	13,518

Selling, General and Administrative Expenses	7,934	7,209
Income From Operations	7,702	6,309

Interest Income, net	348	435
Other Income (Expense), net	9	131
Income Before Income Taxes	8,059	6,875

Provision for Income Taxes	(3,237)	(1,941)
Net Income	$4,822	$4,934

Income Per Share:
Basic	$0.18	$0.18
Diluted	$0.18	$0.18

Weighted Average and Equivalent Shares Outstanding for Income Per Share:

Basic	27,115,000	27,311,000
Diluted	27,244,000	27,574,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	March 30,	December 29,
	2014	2013
Current Assets	$364,482	$384,218
Property, Plant and Equipment, net	245,276	219,892
Investments and Other Assets	51,353	49,278
	$661,111	$653,388

Current Liabilities	$107,483	$99,430
Long-Term Liabilities	70,993	70,895
Shareholders' Equity	482,635	483,063
	$661,111	$653,388